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Exhibit 5.1

[Letterhead of Cooley Godward LLP]

October 26, 2004

Tapestry Pharmaceuticals, Inc.
4840 Pearl East Circle
Suite 300W
Boulder, Colorado 80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tapestry Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,400,000 shares of the Company's Common Stock, $.0075 par value (the "1994 Plan Shares"), pursuant to its 1994 Long-Term Performance Incentive Plan (the "1994 Plan"), up to 500,000 shares of the Company's Common Stock, $.0075 par value (the "1998 Plan Shares"), pursuant to its 1998 Stock Option Plan (the "1998 Plan"), up to 2,000,000 shares of the Company's Common Stock, $.0075 par value (the "Incentive Plan Shares"), pursuant to its 2004 Equity Incentive Plan (the "Incentive Plan"), and up to 400,000 shares of the Company's Common Stock, $.0075 par value (the "Directors' Plan Shares"), pursuant to its 2004 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus with respect to each of the 1994 Plan, 1998 Plan, Incentive Plan and Directors' Plan, your Amended and Restated Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 1994 Plan Shares, 1998 Plan Shares, Incentive Plan Shares and Directors' Plan Shares, when sold and issued in accordance with the 1994 Plan (in the case of the 1994 Plan Shares), 1998 Plan (in the case of the 1998 Plan Shares), Incentive Plan (in the case of the Incentive Plan Shares) and Directors' Plan (in the case of the Directors' Plan Shares), the Registration Statement and related Prospectus with respect to each of the 1994 Plan, 1998 Plan, Incentive Plan and Directors' Plan, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ FRANCIS R. WHEELER Francis R. Wheeler

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  Exhibit 5.1